AGREEMENT

ON THE PURCHASE OF

A BUSINESS CONCERN

BETWEEN

PEISMAKER'N AS (The Seller)

                              AND

NORDINTERIOER AS (The Buyer)



                            CONTENTS


                                             Page

SALES OBJECT                                   1

PURCHASE PRICE                                 1

DATE OF CONVEYANCE                             1

SETTLEMENT                                     2

TAKING OVER OF EMPLOYEES                       2

GUARANTEES FROM THE SELLER                     2

DEFECTS/DEFICIENCIES OF THE PROPERTY           3

COMPETITIVE QUARANTINE AND CONFIDENTIALITY     3

PREMISES FOR THE PURCHASE                      4

DUE DILIGENCE                                  4

MISCELLANEOUS                                  4

1.  Sales object
The Seller shall sell and the Buyer shall purchase the whole of the Seller's business activities. The sales object includes all the Sellers current assets, fixed assets and liabilities, rights and obligations on the date of conveyance. Hereunder the right to the name PEISMAKER'N and logo.

2.  Purchase price
The net purchase price for the sales object is NOK 9,000,000 of which NOK 6,000,000 in cash and NOK 3,000,000 in Northstar shares. The settlement in shares shall represent a total of NOK 3,000,000. In connection with a private placement towards Norges Investor of total of NOK 20,000,000 the share price is agreed to be NOK 3.21 per share.

The Seller will have issued 934,600 shares of which 467,300 shares are released 12 months after the date of conveyance and a further 467,300 shares are released 18 months after the date of conveyance.

The parties have, as basis for the fixing of the purchase price examined the audited accounts for 1997 together with information on operations and activities that are shown in further detail in this agreement.

Should the agreement result in an obligation to pay VAT, registration fees, document fees or other public fees or levies these shall be paid in whole by the Buyer.

If any claims for guarantee liabilities concerning previously delivered products or services against the share company PEISMAKER'N ELEMENTPEISER AS are raised, these shall be covered wholly and solely by the Buyer.

The Seller is not aware that any such claims are currently lodged.

3.  Date of conveyance
The Buyer takes over the Sales object against full settlement of the cash part as owner from and including 05 06 1998 (Date of Conveyance).
The Buyer takes over the business on the basis of the balance at 31.12.1997.

The result of activities from 01.011998 and up to the date of conveyance shall be the property of the Buyer. As soon as possible after the date of conveyance, a period accounts shall be presented per the day of conveyance.

4.  Settlement
The cash part of the purchase price shall be paid with NOK 6,000,000 on the date of conveyance to the Seller's account 5138 10 07883 DnB Asker.

Concurrent with the payment of the purchase price the Seller shall present the following documents.

Documentation that confirms that the Buyer has right of disposal over all accounts in PEISMAKER'N AS documentation that confirms that the Buyer can utilise the lease contracts for the production premises at Ticon (Lier) together with the office premises.
If payment is delayed, interest of 12% per annum will be levied.

5.   Taking over of employees
All who are on the day of conveyance employed by the Seller shall be transferred to the Buyer and the Buyer assumes all responsibility for the employees and shall keep the Seller indemnified against all and any claims from employees.

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Employees who have received notice of termination of employment but nonetheless have the right to raise claim or claims for nullification shall be considered as transferred to the Buyer.

The Buyer shall without delay inform the Seller if claims are put forward in connection with disputes. The Buyer shall not negotiate/enter into discussions without first having conferred with the Seller.

6.  Guarantees from the Seller
The Seller guarantees to the Buyer:
   That annual accounts per 31.12.1997 are presented that form the basis for the fixing of the purchase price are correct and completed in accordance with the requirements of the Companies Act and give a true and fair view of the annual result and financial standing of the company in accordance with generally accepted accounting principles.
   That the Seller is not aware that guarantees or sureties have been lodged for third parties' obligations.
   That the Seller has the right of ownership to all property that is included in the balance per 31.12.1997 and that these properties will be in the company's possession in accordance with the period accounts at the date of conveyance, with the exception of articles that after the last balance date have been sold or leased out and the desk, chair and fireproof cabinet which is currently disposed of by John Kaare Vik (home office).
   That the seller is not aware that any agreements exist that may incur the obligation to sell property or services under market prices or to purchase such over market prices. The Seller is not aware that any such transactions have been executed since 31.12.1997.
   That the Seller is not aware of any damage that has after 31.12.1997 occurred to the Seller's property or of any compensatory liabilities to third parties that are not fully covered by insurance.
That the Seller is not party to any court case or other legal proceedings with suppliers, customers, employees, previous employees or others in connection with the business: Neither have any claims been lodged against the Seller that in the Sellers opinion will lead to legal action.
   That the Seller is not aware of any serious faults or defects in the Sellers goods, business assets, other property and premises in excess of allocations for redundancy.
   That the Seller is not aware of the existence of any obligations that are not commented on or appear in the accounts dated 31.12.1997 that are or may become of special importance to the company.

7.  Defects/deficiencies of the property

   The Buyer has inspected the premises, machines, inventory, technical equipment, other business/operating equipment and goods. He accepts these in the condition in which they were at the time of inspection. Defects, hidden or visible do not therefore provide a basis for price reductions or other claims against the Seller, except for substantial deviations in conditions that are guaranteed under section 6 and then in accordance with section 10.

8.  Competitive quarantine and confidentiality

The sole shareholder, John K re Vik shall not, for a period of 65 months run, participate in, take employment in or be financially engaged in activities in competition to the Buyer.

The Seller shall keep fully confidential all information concerning the sold business that may be damaging to the company if they were to reach the public domain.

9. Premises for the purchase
   From the Buyer's side it is a pre-condition that the Company's leasing contracts can be utilised by the Buyer without substantial changes to the terms and conditions therein.

   The Seller shall, within the date of conveyance, put forward documentation which confirms that the buyer can utilise the leasing contracts, alternatively through subleasing.

   The Seller commits to working for a period of minimum 3 years from the date of conveyance for the Buyer. The terms and conditions governing this are contained in a separate agreement.

10. Due diligence
   The Buyer shall, prior to the date of conveyance, have the opportunity to examine the basic material for the company's accounts at 31.12.1997 in order to verify the basis for valuation assessment. The Buyer has already carried out an inspection of the Company's stocks.

   Due diligence can commence by agreement with the Buyer and shall cease prior to the date of conveyance. The Buyer shall sign a non-disclosure agreement prior to the commencement of due diligence investigations.

   If during the investigation the Buyer uncovers faults and defects that are not shown in the annual accounts per 31.12.1997 and that have not been previously mentioned and which are of significance for the completion of the transaction, the Buyer shall immediately inform the Seller of this and at the latest one week after due diligence shall be completed. The Buyer cannot put forward claims for price reductions unless faults and defects together with any added-value in the balance amount to more than NOK 250,000.-. The Buyer cannot claim any other faults or defects grounds.

   If the Buyer puts forward a demand for a reduction in the price, PEISMAKER'N AS or John Kaare Vik may cancel the agreement without any financial liability.

11.  Miscellaneous

11.1 Disputes on the validity or interpretation of this agreement and any other dispute that may arise in connection with this agreement shall be solved by normal court proceedings with the legal venue in Oslo.
11.2 The Buyer must himself obtain all the necessary public and private law and legislative permits/concessions etc. that result from the purchase with the exception of section 9.
11.3 The Seller shall ensure that the name change is entered into the National Business Register as soon as the agreement is completed. The Seller's new company shall not include the word PEISMAKER'N or other wordings/formulations that can be mistaken for this. The same applies to other companies controlled by John Kaare Vik.
11.4    The present agreement replaces the agreement of 20.04.1998


The agreement is signed in two original copies of which each party keeps one.

Oslo, May 9th 1998


As Seller                                            As Buyer
John Kaare Vik                                       Stian Varre
By authority                                         By authority


The undersigned John Kaare Vik acknowledges herewith section 8 as binding for him.

/s/John K. Vik                                      /s/Stian Varre)